Exhibit 99.1

        SANGAMO BIOSCIENCES REPORTS 2005 THIRD QUARTER FINANCIAL RESULTS
                              AND RECENT HIGHLIGHTS

    RICHMOND, Calif., Oct. 27 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the third quarter ended September 30, 2005. The consolidated net loss was $3.7 million, or $0.14 per share, as compared to a net loss of $4.6 million, or $0.18 per share, in the same period of 2004. At September 30, 2005, the company had cash, cash equivalents, investments and interest receivable of $23.7 million.

    Revenues for the third quarter of 2005 were $412,000 as compared to third quarter 2004 revenues of $172,000. Third quarter 2005 revenues were from Sangamo's partnerships in the areas of enabling technologies, human therapeutics, and federal government research grants.

    Total third quarter 2005 operating expenses were $4.2 million as compared to $4.8 million in the prior year period. Research and development expenses were $3.2 million for the third quarter of 2005 as compared to $3.8 million for the third quarter of 2004. General and administrative expenses were $976,000 for the third quarter of 2005 as compared to $1.1 million for the same period in 2004.

    Net interest and other income for the third quarter of 2005 was $125,000 as compared to $104,000 in the comparable period of 2004.

    Nine-Month Results
    For the nine-month period ended September 30, 2005 the consolidated net loss was $10.6 million, or $0.42 per share compared with a consolidated net loss of $10.8 million, or $0.43 per share, in the comparable period in 2004. Revenues were $1.1 million in both nine-month periods ended September 30, 2005 and 2004. Total operating expenses for the nine months ended September 30, 2005 and 2004 were $12.0 million and $12.4 million, respectively.

    Recent Highlights

    -- Major Agreement in plant agriculture established with Dow AgroSciences. On October 5, 2005 Sangamo and Dow AgroSciences, LLC, (DAS) a wholly owned subsidiary of The Dow Chemical Company, announced the signing of a Research and Commercial License Agreement. The agreement provides Dow AgroSciences with access to Sangamo's ZFP technology for use in plants and plant cell cultures to develop products in areas including, on an exclusive basis, plant agriculture and industrial products, and, on a non-exclusive basis, animal health and biopharmaceutical products produced in plants. DAS has made an initial cash payment to Sangamo of $7.5 million and will purchase up to $4 million of Sangamo common stock in the next financing transaction meeting certain criteria. In addition, DAS will provide between $4 and $6 million in research funding over the initial three-year research term and may make up to an additional $4 million in research milestone payments to Sangamo during this same period, depending on the success of the research program. In the event that DAS elects to extend the research program beyond the initial three-year term, DAS will provide additional research funding. If DAS exercises its option to obtain a commercial license, Sangamo will be entitled to a one-time exercise fee of $6 million as well as minimum annual payments totaling up to $25.25 million, development and commercialization milestone payments for each product, and royalties on sales of products. Furthermore, DAS will have the right to sublicense Sangamo's ZFP technology to third parties for use in plant cells, plants, or plant cell cultures, and Sangamo will be entitled to twenty five percent (25%) of any revenue received by DAS under such sublicenses.

    -- Sangamo senior management updated stockholders at the Company's second Analyst and Investor Briefing. On October 5, 2005, Sangamo provided an update to the financial community on the status and the latest developments in several of its ZFP Therapeutics(TM) programs. Dale Ando, M.D., Vice President of Therapeutic Development and CMO and Philip Gregory, D. Phil., Senior Director of Research, presented details of Sangamo's therapeutic programs, specifically the Company's ZFP TF programs for the potential treatment of diabetic neuropathy (DN), age-related macular degeneration (AMD) and its ZFN-mediated gene disruption program for the potential treatment of HIV/AIDS. Edward Lanphier, Sangamo's president and CEO and David Ichikawa, Senior Vice President of Business Development, updated the financial community on Sangamo's business development strategy and provided details of the recently announced agreement with Dow AgroSciences, LLC. The webcast of the event can be accessed via a link on the Sangamo BioSciences website http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome in the
        Investor Relations section under "Company Overview."

    -- Second expansion of research collaboration with LifeScan Inc. in area of regenerative medicine. Sangamo announced the second expansion of its research collaboration with LifeScan, Inc. to use Sangamo's proprietary ZFPs to develop therapeutic cell lines as a treatment for diabetes. LifeScan, a Johnson & Johnson company, is a leading manufacturer of blood glucose meters. Under the agreement, Sangamo will receive expanded research funding from LifeScan through 2006.

    -- Enabling Technology agreements in protein production announced. In September, Novo Nordisk A/S and Sangamo announced an agreement that provides Novo Nordisk with access to Sangamo's proprietary ZFP technology for evaluation for use in the field of enhanced protein production. A similar agreement was announced with Novartis in October.

    -- Sangamo awarded reseach funding by the Cystic Fibrosis Foundation. Sangamo has been granted research funding from the Cystic Fibrosis Foundation as part of an award obtained by collaborator Dr. Eric Sorscher, M.D., Professor in the Departments of Medicine and Physiology and Biophysics at the University of Alabama at Birmingham (UAB) and Director of the Gregory Fleming James Cystic Fibrosis Research Center. Sangamo will receive research funding over a period of two years to generate cell lines for use in cystic fibrosis (CF) research using its ZFP technology.

    -- Preclinical animal efficacy data presented from AMD program at ARVO-sponsored conference. Sangamo scientists presented preclinical animal efficacy data from the Company's program to develop a ZFP Therapeutic(TM) for age-related "wet" macular degeneration (AMD) at the Ocular Cell and Molecular Biology (OCMB) Conference, sponsored by the Association for Research in Vision and Ophthalmology (ARVO), on September 10, 2005, in Sarasota, Florida. The study demonstrates the efficacy of ZFP TF(TM) in an animal model of AMD and was conducted by researchers at the Wilmer Eye Institute, Johns Hopkins University School of Medicine.

    Conference Call and Webcast
    Sangamo will host a conference call today at 2:00 p.m. PDT, which will be open to the public via telephone and webcast. During the conference call, the Company will review the financial results and discuss other business matters.

    The conference call dial-in numbers are 866-277-1184 for domestic callers and 617-597-5360 for international callers. The passcode for the call is 2553748. Participants may access the live webcast via a link on the Sangamo BioSciences website http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome in the Investor Relations section under "Company Overview." For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:00 p.m. PDT on October 27, 2005 to 9:00 p.m. PST on November 2, 2005. The conference call replay numbers for domestic and international callers are 888-286-8010 and 617-801-6888 respectively. The conference ID number for the replay is 14217837. The webcast will be available on the Sangamo website for two weeks after the call.

    About Sangamo
    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with diabetic neuropathy and peripheral artery disease. Other therapeutic development programs are focused on macular degeneration, ischemic heart disease, congestive heart failure, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as sickle cell anemia, and for infectious diseases, such as HIV. Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP Technology to enhance the production of protein pharmaceuticals. In addition, Sangamo has a broad exclusive agreement with Dow AgroSciences, LLC, a wholly owned subsidiary of The Dow Chemical Company, for the application of ZFP TFs and ZFNs in plant agriculture. Research at Sangamo is partially funded by an Advanced Technology Program (ATP) grant awarded by the National Institute of Standards and Technology (NIST). For more information about Sangamo, visit the company's web site at www.sangamo.com.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs and therapeutic applications of Sangamo's ZFP technology platform and future payments that may be received under the agreement with DAS. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo BioSciences, Inc. assumes no obligation to update the forward-looking information contained in this press release.

SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

                                                  Quarter Ended           Nine months ended
                                                  September 30,             September 30,
                                             -----------------------   -----------------------
                                                2005         2004         2005         2004
                                             ----------   ----------   ----------   ----------
Consolidated Statement of Operations Data:
Total revenues                               $      412   $      172   $    1,087   $    1,115
Operating expenses:
Research and development                          3,228        3,765        8,737        9,187
General and administrative                          976        1,082        3,178        3,179
Total operating expenses                          4,204        4,847       11,915       12,366
Loss from operations                             (3,792)      (4,675)     (10,828)     (11,251)
Interest and other income, net                      125          104          228          476
Net loss                                     $   (3,667)  $   (4,571)  $  (10,600)  $  (10,775)
Basic and diluted net loss per
 common share                                $    (0.14)  $    (0.18)  $    (0.42)  $    (0.43)
Shares used in computing basic and
 diluted net loss per
common share                                     25,430       25,168       25,386       25,092

                                             September 30,       December 31,
                                                  2005              2004
                                             ----------------   -------------
                                                (Unaudited)
Condensed Balance Sheet Data:
Cash, cash equivalents, investments,
 and interest receivable                     $      23,715   $      33,520
Total assets                                        24,652          34,725
Total stockholders' equity                          22,447          32,377

SOURCE  Sangamo BioSciences, Inc.
    -0-                             10/27/2005
    /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Justin Jackson, +1-212-213-0006, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc., for Sangamo/
    /Web site:  http://www.sangamo.com /
    (SGMO)